EXHIBIT 23.1


                  INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3, Registration No. 333-40262, filed by EuroGas, Inc. ("EuroGas"), pertaining to 21,000,000 shares of common Stock of EuroGas to be offered by EuroGas and certain selling shareholders, of our report dated March 16,2000, except for Notes 2 and 17 to the consolidated financial statements, as to which the date is June 22, 2000, appearing in the Amendment No. 2 to Annual Report on Form 10-K/A of EuroGas for the year ended December 31, 1999, and to the reference to our firm under the heading "Experts" in the Prospectus which is a part of this Registration Statement.


                                   /s/ Hansen Barnett & Maxwell
                                   ----------------------------
                                   Hansen Barnett & Maxwell

Salt Lake City, Utah
August 16, 2000

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